REVISED REOFFER PROSPECTUS DATED OCTOBER 31, 1997

         A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the "Commission"). This Revised Reoffer Prospectus ("Prospectus") shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                               CREE RESEARCH, INC.

         This Prospectus relates to an aggregate total of 633,172 shares of common stock, par value $0.005 per share (the "Common Stock"), of Cree Research, Inc. (the "Company"), of which (i) 614,172 shares are issuable upon exercise of outstanding options ("Outstanding Options") granted pursuant to the Cree Research, Inc. Amended and Restated Equity Compensation Plan (the "Plan"), and
(ii) 19,000 shares (the "Outstanding Shares") have been issued prior to the date of this Prospectus upon the exercise of stock options granted pursuant to the Plan. The securities offered hereby are to be offered on account of those security holders of the Company (the "Selling Shareholders") who are identified as such herein. See "Selling Shareholders". The shares issued or issuable upon the exercise of options pursuant to the Plan ("Plan Shares") may be sold pursuant to a registration statement or an exemption from registration, including Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution". The Company will not receive any part of the proceeds from the sale of the Plan Shares by the Selling Shareholders but will receive payment from the Selling Shareholders upon issuance of the Plan Shares.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS".

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     (Inside front cover page of Prospectus)

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Suite 1300, 7 World Trade Center, New York, New York 10048, and the Citicorp Center, Suite 1400, 500 West Madison, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 upon request and payment of the prescribed fee. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and the address of this Web site is http://www.sec.gov.

         The Company's Common Stock is quoted in The Nasdaq National Market, Inc. and reports, proxy and information statements and other information filed by the Company can be inspected at such exchange.

         The Company has filed with the Commission in Washington, D.C. a Registration Statement under the Securities Act with respect to the registration of the securities offered hereby. This Prospectus omits certain of the information contained in the Registration Statement, of which this Prospectus is a part. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Items of information omitted from this Prospectus but contained in the Registration Statement may be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon request and payment of the prescribed fee.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, each of which was previously filed by the Company with the Commission pursuant to Section 13 of the Exchange Act, are incorporated herein by reference:

         a. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         b. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended June 30, 1997; and

         c. The description of the Common Stock contained under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A filed pursuant to Section 12(g) of the Exchange Act.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request of each such person, a copy of any documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests for such copies should be directed to Cree Research, Inc., Attention: Secretary, 2810 Meridian Parkway, Suite 144, Durham, North Carolina 27713, (919) 361-5709.


                                  RISK FACTORS

         Cautionary Statements Identifying Important Factors That Could Cause the Company's Actual Results to Differ From Those Projected in Forward Looking Statements.

         In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, readers of this Prospectus are advised that the Prospectus contains both statements of historical facts and forward looking statements. Forward looking statements are subject to various risks and uncertainty, which could cause actual results to differ materially from those indicated by the statements. Examples of forward looking statements include but are not limited to (i) projections of revenues, income or loss, earnings per share, capital expenditures, capital structure and other financial items, (ii) statements of the plans and objectives of the Company or its management or Board of Directors, including the introduction of new products or methodology or predictions of actions by customers, suppliers, or competitors, (iii) statements of future economic performance, and (iv) statements of assumptions underlying other statements and statements about the Company and its business.

         This Prospectus also identifies important factors which could cause actual results to differ materially from those indicated by the forward looking statements. These risks and uncertainties include the Company's ability to increase yield and to reduce product unit costs, price competition, other actions of competitors, infringement of intellectual property rights of the Company or others, the effects of government regulation, both foreign and domestic, availability of U.S. government funding for research contracts, possible delays in the introduction of new products, customer acceptance of products or services and other factors. Other risks are discussed below.

         The cautionary statements made pursuant to the Private Securities Litigation Reform Act of 1995 above and elsewhere by the Company should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to the effective date of such Act. Forward looking statements are beyond the ability of the Company to control and in many cases the Company cannot predict what factors would cause actual results to differ materially from those indicated by the forward looking statements.

                  An investment in the Common Stock is speculative and involves a high degree of risk. Investors should carefully consider the following factors, among others, before investing in the Common Stock:

         Limited Relevant Operating History; Operating Losses. From its inception in July 1987 until July 1990, the Company was a "development stage company" as defined by generally accepted accounting principles. The Company released its first commercial product in October 1989. The Company's prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in a highly competitive industry characterized by rapid technological development, and the Company has a relatively limited relevant operating history upon which an evaluation of such prospects may be made. The Company has incurred a net loss in each fiscal year through June 30, 1996, except for the fiscal year ended June 30, 1993. The
Company recorded net income of $3.5 million for the fiscal year ended June 30, 1997. At June 30, 1997, the Company had an accumulated deficit of approximately $1.2 million. There can be no assurance that the Company will be able to generate increased revenues or achieve sustained profitable operations.

         Limited Product Sales; Uncertainty of Market Acceptance. Since the Company's inception, the Company has derived a significant portion of its revenue from U.S. Government funded research contracts. Over the same period, the Company estimates that a substantial part of its product sales have been made to customers for research purposes. A number of customers are still evaluating the long term usefulness of the blue light emitting diode ("LED"), and on-going sales of significant volumes of products cannot be assured. There can also be no assurance that competitors will not introduce products that are competitive with or superior to the Company's blue LED.

         Dependence on Few Customers. The Company relies on a small number of customers for the majority of its sales. At present, most of Cree's sales of the DH-85 blue LED chip are to Siemens AG pursuant to the parties' Purchase Agreement dated September 6, 1996, as amended April 22, 1997. This agreement calls for shipments through December 1997, subject to certain cancellation provisions. The cancellation of the current contract, or the failure to renew this agreement, could have a material adverse effect on the business and prospects of the Company. Dependence on one or a few customers may require the Company to agree to unfavorable contract terms and conditions that could cause contracts to be unprofitable. Likewise, a failure of the Company to diversify its customer base could limit the prospects for the blue LED business.

         Dependence on Foreign Customers. The Company has, and is expected to continue to have, a substantial percentage of its sales to foreign companies, primarily in Japan, Korea, Taiwan, China and Europe. There can be no assurance that the Company's current intellectual property position will be enforceable in foreign countries to the extent it is enforceable in the United States In addition, the Company's international sales may be subject to government controls and other risks, including export licenses, federal restrictions on the export of technology, changes in demand resulting from currency fluctuations, political instability, trade restrictions, changes in tariffs, and collecting accounts receivable.

         Manufacturing Complexity. The manufacture of silicon carbide ("SiC") wafers and devices is highly complex and sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of personnel and equipment. The Company periodically has experienced lower than anticipated production yields. Production yield problems in the future could have an adverse effect on the Company's operations. The Company manufactures several key components used in its crystal growth and epitaxial deposition processes and also depends, substantially, on its custom-manufactured processing equipment and systems. Should the Company experience protracted problems in the production of its key components or the operation of its proprietary manufacturing systems, its ability to deliver its products and reduce unit costs to desired levels could be materially impacted.

         Reliance on Key Suppliers. The Company is dependent on single or limited source suppliers for a number of raw materials and components used in its SiC wafer products and LEDs, including certain key materials and equipment used in its crystal growth, wafering, polishing, epitaxial deposition, device fabrication and device test processes. The Company generally purchases these single or limited source materials and components pursuant to purchase orders and has no guaranteed supply arrangements with such suppliers. An interruption in the supply of these items could cause the Company's manufacturing efforts to be hampered significantly and result in losses or customer dissatisfaction.

         Competition; Competing Technologies. The market for optoelectronic products is highly competitive. Many potential and present competitors have far greater financial, marketing, and other resources than the Company, and the Company believes that such competitors will aggressively pursue the development and sale of competing products. Furthermore, there can be no assurance that other firms will not develop new or enhanced products that are more effective than any that have been or may be developed by the Company. To remain competitive, the Company must continue to invest substantial resources in research and development. The Company's prospects for long-term success are substantially dependent on its ability to continue to increase the performance of its blue LED product and to increase production efficiency. The successful introduction of the conductive buffer layer chip, which is expected to increase yield and lower production costs, is very important to the Company achieving its development goals. Without this implementation, the Company may not maintain or realize growth in the LED business.

         Limitations on the Protection of Intellectual Property. There can be no assurance that any patents issued to the Company (or issued to other parties and licensed to the Company) will provide significant commercial protection. There can be no assurance that any such patents will be upheld by a court should the Company seek to enforce its rights against an infringer or that the Company will have sufficient resources to prosecute its patent and other intellectual property rights. Furthermore, issuance of a valid patent does not prevent other companies from independently developing noninfringing technology similar to the Company's, and there can be no assurance that any particular aspect of the Company's technology will not be found to infringe the claims of other existing patents. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The extent to which the Company may be required to seek licenses under such patents or other proprietary rights of third parties, and the cost or availability of such licenses, cannot be predicted. In addition to patent protection, the Company relies to a significant extent on proprietary know-how, particularly with respect to its manufacturing processes. There can be no assurance, however, that others will not independently develop superior know-how or obtain access to know-how used by the Company that the Company now considers proprietary.

         Maintaining Profitability During Planned Expansion; Management of Growth. The Company has expanded its operations rapidly and plans to continue to further expand its level of operations in the future. The Company's operating results will be adversely affected if net sales do not increase sufficiently to compensate for the increase in operating expenses caused by this expansion. In addition, the Company's planned expansion of operations may cause significant strain on the Company's management, technical, financial, and other resources. To manage its growth effectively, the Company must continue to improve and expand its existing resources and management information systems and must attract, train, and motivate qualified managers and employees. If the Company is unable to manage growth effectively, its operating results will be adversely affected.

         Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have varied significantly as a result of a number of factors, including the timing and market acceptance of new product introductions by the Company, the timing of significant orders from and shipments to customers, non-recurring license fee income, and general domestic and international economic conditions. The Company's operating results may fluctuate in the future as a result of these and other factors, including the Company's success in developing, introducing and shipping new products; its product mix; and the level of competition that it experiences.

         Dependence on Government Contract Revenues. Over the last several years, the Company has been awarded a number of contracts from agencies of the United States government for purposes of developing SiC material and SiC-based semiconductor devices. Government policy is constantly changing, however, and there can be no assurance that the Company will enter into any additional government contracts or, if such contracts are entered into, that they will be profitable or produce contract revenues. In addition, there can be no assurance that after any such contracts are entered into, changing government regulations will not significantly alter the benefits of such contracts or arrangements that can be expected to inure to the Company. Cutbacks in, or reallocations of, federal spending, including changes which could be proposed or implemented in the future, could have a material, adverse impact on the Company's results of operations, as well as its ability to implement its research and development programs.

         Government Regulation. The Company is subject to a variety of government regulations pertaining to discharges and other aspects of its manufacturing process. The Company believes that it is currently in full compliance with such regulations, however, any failure, whether intentional or inadvertent, to comply with such regulations could have an adverse effect on the Company's business.

         Dependence on Key Personnel. The success of the Company depends to a large extent on the efforts, abilities, and expertise of a relatively small group of scientific, marketing, and executive personnel. The loss of the services of any one of these key personnel could have a material adverse effect on the Company. In addition, the Company believes that it continued success will depend in large part on its ability to attract and retain qualified managerial, scientific, and marketing personnel, and there can be no assurance that such personnel can be attracted and retained.

         Volatility of Market Price of Company Securities. The market price of the Company's securities has been very volatile as a result of many factors, some of which are outside the control of the Company, including, but not limited to, quarterly variations in financial results, announcements by the Company, its competitors, customers, potential customers or government agencies and predictions by industry analysts, as well as general economic conditions. Sales by the Company's existing stockholders, trading by short sellers and other
market  factors  may  adversely   affect  the  market  price  of  the  Company's
securities. Any or all of these risks could have a material adverse affect on the market price of the securities of the Company.

         Lack of Dividends. The Company has never paid dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent the Company has earnings in the future, the Company intends to reinvest such earnings in the business operations of the Company.

         Concentration of Share Ownership. As of September 8, 1997, the executive officers and directors of the Company and their affiliates, as a group, owned or controlled approximately 14.4% of the outstanding Common Stock, giving effect to the exercise of all outstanding options and warrants exerciseable within 60 days of said date held by such individuals. As a result, the executive officers and directors and their affiliates may be able to control the Company and direct its affairs and business. In addition, the Board has the authority to issue shares of Preferred Stock and to determine the rights, preferences, privileges, and restrictions of such shares without any further vote or action by the shareholders. The voting power of these shareholders or the issuance of the Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company.


                                   THE COMPANY

         The Company was incorporated in North Carolina in July 1987. The Company develops, manufactures and markets electronic devices using SiC semiconductor technology. The Company was founded to continue the research and development begun at North Carolina State University, to commercialize the production of SiC material, and to develop SiC-based semiconductor products. The Company, which introduced its first product in October 1989, manufacturers SiC waters and SiC-based blue LED products.

         Cree began to ship volume quantities of its initial product, the blue LED, in fiscal 1991 and 1992. In fiscal 1995, Cree worked on the development of a significantly improved LED, which began to ship at the end of fiscal 1995. In parallel with commercialization of the blue LED product, Cree has maintained research and development programs aimed at commercializing other SiC-based semiconductor devices.

         In August 1994, the Company formed a North Carolina wholly-owned subsidiary, Real Color Displays, Inc. ("RCD") for developing and marketing full color LED displays. RCD acquired the assets and assumed the liabilities of a Hong-Kong based company in this line of business. Color LED products are used in a variety of applications such as retail point of sale advertising, office information signs, casino displays, transportation signs and market information tickers.

                     OPTIONS, OPTION SHARES AND STOCK AWARDS

         Options issued and issuable pursuant to the Plan ("Options") may be incentive stock options or nonqualified stock options. All shares of Common Stock issued or issuable upon the exercise of Options will be referred to as "Option Shares".


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         This Prospectus relates to 633,172 shares of Common Stock of the Company, of which (i) 614,172 shares are issuable upon exercise of outstanding options ("Outstanding Options") granted pursuant to the Plan, and (ii) 19,000 shares (the "Outstanding Shares") have been issued prior to the date of this Prospectus upon the exercise of stock options granted pursuant to the Plan. The Company will not receive any proceeds from the sale of Shares by the Selling Shareholders but will receive payment from the Selling Shareholders upon the issuance of the Option Shares. See "Plan of Distribution" and "Selling Shareholders".

         As of October 31, 1997, the Company's authorized capital stock consisted of 14,500,000 shares of Common Stock, par value $0.005 per share, 1,250,000 shares of Class A Voting Preferred Stock, par value $0.01 per share, and 1,500,000 shares of Class B Non-Voting Preferred Stock, par value $0.01 per share (collectively, "Preferred Stock"). The Board of Directors is authorized, subject to any limitations prescribed by law, without further shareholder approval, to issue from time to time such shares of Preferred Stock.

         The Common Stock is quoted in The Nasdaq National Market System under the symbol "CREE". On October 31, 1997, the closing price of the Common Stock as reported by The Nasdaq National Market System was $25 1/8 per share.


                                 USE OF PROCEEDS

         If all of the Outstanding Options are exercised, the total amount of proceeds obtained by the Company would be approximately $6,180,687. The proceeds to be received by the Company from the exercise of Options, if any, will be used for general corporate purposes. There can be no assurance that any of the Options will be exercised. If none of the Options are exercised prior to their redemption or expiration, there would be no proceeds to the Company. The Company will not receive any proceeds from the sale of the Option Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         The following table sets forth the Selling Shareholders, the number of Option Shares issuable upon exercise of Outstanding Options held by such Selling Shareholders at the date of this Prospectus, and the number of Outstanding Shares held by such Selling Shareholders at the date of this Prospectus. The Outstanding Shares are eligible for resale pursuant to this Prospectus, and the Option Shares, if and when issued, will be eligible for resale pursuant to this Prospectus.

Name of Selling Shareholder     No. of Option Shares   No. of Outstanding Shares
----------------------------  ----------------------- --------------------------

Calvin H. Carter, Jr.                  86,786                      0
James E. Dykes                         12,000                   19,000
Michael W. Haley                       38,000                      0
F. Neal Hunter                        145,786                      0
John W. Palmour                        81,000                      0
Walter L. Robb                         62,000                      0
Alan J. Robertson                      46,600                      0
Charles M. Swoboda                     78,000                      0
Dolph W. von Arx                       64,000                      0

         Set forth below is a list and description of each Selling Shareholder identified above, together with the number of shares of Common Stock beneficially owned, the number of shares of Common Stock being offered, the number of shares of Common Stock and the percent of the class to be owned after completion of the offering. As of October 31, 1997, there were 12,784,320 shares of Common Stock outstanding.



                                                                                                        Percent Common
                                  Material                                                                Stock Owned
                              Relationship Had       Securities                         Securities           After
                              With the Company      Beneficially                       Beneficially      Completion of
                              Within Past Three    Owned Prior to     Securities       Owned After         Offering
Name of Selling Shareholder         Years              Date of          Offered       Completion of
                                                   Prospectus (1)       Hereby       Offering (1)(2)
---------------------------- -------------------- ------------------ -------------- ------------------- ----------------
Calvin H. Carter, Jr.        Director and              255,096          86,786           202,310             1.58%
                             Executive Vice
                             President
James E. Dykes               Director                  49,000           31,000            18,000               *
Michael Haley                Director                  288,914          38,000           250,914             1.96%
F. Neal Hunter               Director,                 230,786          145,786          145,000             1.13%
                             President and CEO
John W. Palmour              Director and              284,000          81,000           237,000             1.85%
                             Employee
Walter L. Robb               Director                  219,000          62,000           157,000             1.23%
Alan J. Robertson            CFO, Secretary and        15,000           46,600              0                  *
                             Treasurer
Charles M. Swoboda           Vice President and        35,000           78,000             200                 *
                             COO
Dolph W. von Arx             Director                  313,160          64,000           249,160             1.95%



         *        Less than 1%.

         (1) Includes Common Stock as to which the holder has sole or shared voting or investment power and Common Stock issuable pursuant to options and/or warrants exerciseable within 60 days from the date of this Prospectus.

         (2) Assumes all Plan Shares being registered will be sold. However, to the best of the Company's knowledge, the holders of such securities have no commitment to anyone to sell all or part of the securities being registered.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders may from time to time effect the sale of their Plan Shares in one or more transactions in the over-the-counter market, at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions or otherwise. The Plan Shares may be sold pursuant to this Registration Statement, another registration statement or pursuant to an exemption from registration, including Rule 144. If all or a portion of such Plan Shares are sold in such transactions, they may be sold by means of: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transactions; (b) purchases by a broker as principal and resale by such broker for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (e) a combination of the foregoing methods. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. The brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers, as well as the Selling Shareholders, may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. To the best knowledge of the Company, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter regarding the sale of Plan Shares by the Selling Shareholders.

         The Company may decide not to seek, or may not be able to obtain, qualification of the Plan Shares in all states. In that case, it may not be possible to sell the Plan Shares to residents of those states unless exemptions in the blue sky laws of certain states permit transfer of the Plan Shares notwithstanding that this offering of the Plan Shares has not been qualified in those states.


                                     EXPERTS

         The financial statements of the Company appearing in the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Legal matters in connection with the issuance of the Common Stock offered hereby will be passed upon for the Company by Kilpatrick Stockton LLP, Raleigh, North Carolina. As of

October 31, 1997, attorneys at Kilpatrick Stockton LLP owned less than 1% of the issued and outstanding shares of Common Stock of the Company.


                                 INDEMNIFICATION

         The Bylaws of the Company provide that the Company shall indemnify the directors and officers of the Company against liability (and expenses related thereto) arising out of their status as directors and officers to the extent permitted by law. Certain mandatory indemnification rights are also available under the North Carolina Business Corporation Act to officers and directors who are wholly successful in the defense of any proceeding to which such person was a party by virtue of his position as a director or officer. Additionally, the Plan provides for indemnification for certain of the Company's directors for liabilities arising in connection with their actions taken as members of the Committee administering the Plan.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to contractual provisions or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   PROSPECTUS

                         ------------------------------

                               CREE RESEARCH, INC.

                         ------------------------------

                                OCTOBER 31, 1997

                         ------------------------------

                                TABLE OF CONTENTS

                                                                        Page

Available Information.....................................................2
Incorporation of Certain Information by Reference.........................2
Risk Factors..............................................................3
The Company...............................................................8
Options and Option Shares.................................................9
Description of Securities to be Registered................................9
Use of Proceeds...........................................................9
Selling Shareholders.....................................................10
Plan of Distribution.....................................................12
Experts..................................................................12
Legal Matters............................................................12
Indemnification..........................................................13


                         ------------------------------

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.